Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macquarie Infrastructure Company LLC:

We consent to the incorporation by reference in the registration statement (No. 333-144016) on Form S-8 and the registration statement (No. 333-138010) on Form S-3 of Macquarie Infrastructure Company LLC of our report dated February 27, 2008, with respect to the consolidated balance sheets of IMTT Holdings, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for the years then ended, which report appears in the Form 10-K of Macquarie Infrastructure Company LLC.

Our report for the year ended Decemebr 31, 2007, refers to the Company's adoption of Financial Accounting Standards Board No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R).

/s/ KPMG LLP

New Orleans, Louisiana
February 27, 2008